As filed with the Securities and Exchange Commission on November 18, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-4599446
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

IronNet, Inc. 2021 Equity Incentive Plan

IronNet, Inc. 2021 Employee Stock Purchase Plan

IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan

(Full title of the plans)

Scott Alridge

Chief Legal Officer and Secretary

IronNet, Inc.

7900 Tysons One Place, Suite 400

McLean, VA 22102

(443) 300-6761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian F. Leaf

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190

(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(12)
Common Stock, par value $0.0001 per share:
IronNet, Inc. 2021 Equity Incentive Plan	13,500,000(2)(3)	$10.43(9)	$140,805,000	$13,053
IronNet, Inc. 2021 Employee Stock Purchase Plan	2,700,000(4)(5)	$8.87(10)	$23,949,000	$2,221
IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan (options)	1,475,320(6)(8)	$0.53(11)	$781,920	$73
IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan (RSUs)	16,193,661(7)(8)	$10.43(9)	$168,899,885	$15,658
TOTAL:	33,868,981		$334,435,805	$31,005

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant (“Common Stock”) that may be issued to adjust the number of shares issued pursuant to the IronNet, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) and the IronNet, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Represents 13,500,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.

(3)

The number of shares reserved for issuance under the 2021 Plan will automatically increase on February 1st of each year, starting on February 1, 2022 and continuing through February 1, 2031, by an amount equal to 5.0% of the sum of (a) the total number of shares of the Registrant’s common stock outstanding on January 31st of the immediately preceding fiscal year, plus (b) the number of shares of Common Stock reserved for issuance under the 2021 Plan as of January 31st of the immediately preceding fiscal year, but which have not yet been issued; provided, however, that the board of directors of the Registrant (the “Board”) may act prior to February 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)	Represents 2,700,000 shares of Common Stock reserved for future issuances under the 2021 ESPP.
(5)

The number of shares reserved for issuance under the 2021 ESPP will automatically increase on February 1st of each year, starting on February 1, 2022 and continuing through February 1, 2031, by an amount equal to the lesser of (a) 1.0% of the total number of shares of the Registrant’s Common Stock outstanding on January 31st of the immediately preceding fiscal year, (b) 2,000,000 shares of the Registrant’s Common Stock, or (c) a lesser number of shares determined by the Board prior to the first day of any fiscal year. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(6)

Represents 1,475,320 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2014 Plan, as assumed by the Registrant on August 26, 2021 pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, as amended on August 6, 2021, by and among LGL Systems Acquisition Corp., LGL Systems Merger Sub Inc. and IronNet Cybersecurity, Inc (the “Business Combination Agreement”).

(7)

Represents 16,193,661 shares of Common Stock underlying restricted stock unit awards previously granted and outstanding under the 2014 Plan, as assumed by the Registrant on August 26, 2021 pursuant to the Business Combination Agreement.

(8)

To the extent that any awards outstanding under the 2014 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.

(9)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 15, 2021, which date is within five business days prior to the filing of this Registration Statement.

(10)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 15, 2021, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2021 ESPP.

(11)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2014 Plan as of the date of this Registration Statement.

(12)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0. 0000927.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of Common Stock of the Registrant, par value $0.0001 per share, issuable pursuant to the IronNet, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), and the IronNet, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

On August 26, 2021 (the “Closing Date”), IronNet Cybersecurity, Inc. (“Legacy IronNet”), LGL Systems Acquisition Corp. (“LGL”) and LGL Systems Merger Sub Inc. (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, as amended on August 6, 2021, by and among LGL, Merger Sub and Legacy IronNet (the “Business Combination Agreement”), following the approval at a special meeting of the stockholders of LGL held on August 26, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy IronNet and LGL was effected by the merger of Merger Sub with and into Legacy IronNet, with Legacy IronNet surviving the transactions as a wholly-owned subsidiary of LGL (the “Business Combination”). Following the consummation of the Business Combination on the Closing Date, LGL changed its name from LGL Systems Acquisition Corp. to IronNet, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

I-1

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement (except with respect to (i) the financial statements of LGL Systems Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019 and (ii) the report of Marcum LLP thereon dated March 3, 2021, except for the merger agreement disclosed in Note 12 and for effects of the restatement discussed in Notes 2, 8, 9, 10, and 11, as to which the date is May 10, 2021):

(i)

The Registrant’s Annual Report on Form 10-K (File No. 001-39125) for the fiscal year ended December 31, 2020, filed with the Commission on March  4, 2021, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended December  31, 2020, filed with the Commission on May 11, 2021;

(ii)

The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-39125) for the quarterly periods ended March 31, 2021 and June  30, 2021, filed with the Commission on May  21, 2021 and August 16, 2021, respectively;

(iii)

The Registrant’s Current Reports on Form 8-K (File No.  001-39125) (other than information furnished rather than filed), filed with the Commission on March  15, 2021, April  16, 2021, May 11, 2021, June 4, 2021, June 17, 2021, August  17, 2021, August  27, 2021, September 1, 2021 (and the subsequent amendment thereto filed on Form 8-K/A on September 14, 2021 disclosing Legacy IronNet’s quarterly financial statements for the fiscal quarter ended July 31, 2021), and September 14, 2021;

(iv)

The Registrant’s prospectus dated September  30, 2021, filed with the Commission on September 30, 2021 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-259731), relating to the Registration Statement on Form S-1 (File No.  333-259731), filed with the Commission on September  23, 2021 (as amended on September 28, 2021), including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such prospectus; and

(v)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form S-1 (File No. 333-259731), filed with the Commission on September 23, 2021 (as amended on September 28, 2021), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof form the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) limits a directors’ liability to the fullest extent permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Registrant has entered into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require the Registrant to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant also maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Registrant believes these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of IronNet, Inc.	8-K	001-39125	3.1	September 1, 2021

3.2	Amended and Restated Bylaws of IronNet, Inc.	8-K	001-39125	3.2	September 1, 2021

5.1	Opinion of Cooley LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan, as amended to date	S-4/A	333-256129	10.9	August 6, 2021

99.2	IronNet, Inc. 2021 Equity Incentive Plan

99.3	Form of Stock Option Grant Package under IronNet, Inc. 2021 Equity Incentive Plan

99.4	Form of RSU Grant Package under IronNet, Inc. 2021 Equity Incentive Plan

99.5	IronNet, Inc. 2021 Employee Stock Purchase Plan	S-4/A	333-256129	10.11	August 6, 2021

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on this 17th day of November, 2021.

IRONNET, INC.

By:	/s/ James C. Gerber
Name: James C. Gerber
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints each of Jamie C. Gerber and S. Scott Alridge as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to do any and all acts and things and to execute in his or her name (whether on behalf of IronNet, Inc. (the “Company”) or as an officer or director of the Company, or otherwise) any and all instruments which said attorney-in-fact may deem necessary or advisable in order to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company issuable pursuant to the IronNet, Inc. 2021 Equity Incentive Plan, the IronNet, Inc. 2021 Employee Share Purchase Plan and the IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan and including specifically, but without limitation thereto, power and authority to sign his or her name to this Registration Statement on Form S-8 and any and all further amendments (including post-effective amendments), applications for amendment, or supplements to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GEN. Keith B. Alexander (Ret.)
GEN. Keith B. Alexander (Ret.)	Co-Chief Executive Officer, President and Chairman (Principal Executive Officer)	November 17, 2021

/s/ William W. Welch
William W. Welch	Co-Chief Executive Officer and Director	November 17, 2021

/s/ James C. Gerber
James C. Gerber	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2021

/s/ Donald R. Dixon
Donald R. Dixon	Director	November 17, 2021

/s/ Mary E. Gallagher
Mary E. Gallagher	Director	November 17, 2021

/s/ Gen. John M. Keane (Ret.)
Gen. John M. Keane (Ret.)	Director	November 17, 2021

/s/ Robert V. LaPenta Jr.
Robert V. LaPenta Jr.	Director	November 17, 2021

/s/ Vadm. John M. McConnell (Ret.)
Vadm. John M. McConnell (Ret.)	Director	November 17, 2021

/s/ André Pienaar
André Pienaar	Director	November 17, 2021

/s/ Michael J. Rogers
Michael J. Rogers	Director	November 17, 2021

/s/ Theodore E. Schlein
Theodore E. Schlein	Director	November 17, 2021

/s/ Vadm. Jan E. Tighe (Ret.)
Vadm. Jan E. Tighe (Ret.)	Director	November 17, 2021